Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statement (No. 333-182556) on Form S-8 of Tronox Limited of our report dated February 26, 2015, with respect to the combined balance sheets of the Alkali Chemicals Division of FMC Corporation as of December 31, 2014 and 2013, and the related combined statements of operations, cash flows, and changes in divisional equity for each of the years in the three-year period ended December 31, 2014, which report appears in the Form 8-K/A of Tronox Limited dated June 16, 2015.

/s/ KPMG LLP
Philadelphia, Pennsylvania
June 16, 2015